Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 28, 2022

Board of Directors

LaneAxis, Inc.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our report dated March 25, 2022, with respect to the balance sheets of LaneAxis, Inc. as of December 31, 2021 and 2020 and the related statements of operations, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2021 and 2020, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 28, 2022